UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 1-A

REGISTRATION STATEMENT

TIER I OFFERING

REGULATION A OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

BFFI GROUP INC

(Exact name of registrant as specified in its charter)

Delaware	8111	83-4661687
(State or other jurisdiction of incorporation or organization)	(Primary Standard Classification Code)	(I.R.S. Employer Identification No.)

Address.

304 S. Jones Blvd££4980£¬Las Vegas NV 89107

Phone No. +1 302-490-5800

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Hongbin Oliver Chan

President and Chief Executive Officer

Address: 304 S. Jones Blvd££4980£¬Las Vegas NV 89107

(The address for our corporate agent of service:

16192 Coastal Highway, Lewes, Delaware 19958)

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

________________________________________

BFFI GROUP INC

$20,000,000

20,000,000 SHARES OF COMMON STOCK

$1.00 PER SHARE

This is the initial public offering of securities of BFFI GROUP INC., a Delaware corporation. We are offering 20,000,000 shares of our common stock, par value $0.01 ("Common Stock"), at an offering price of $1.00 per share (the "Offered Shares") by the Company. This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the "Termination Date"). The minimum purchase requirement per investor is 1,000 Offered Shares ($1,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company¡¯s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the ¡°Risk Factors¡± section on page 10 of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts¡¯ basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a ¡°best-efforts¡± basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market.

We do not yet have a sponsor who has agreed to participate as an intermediary listing sponsor. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop. We have made no arrangements to place subscription funds in an escrow, trust or similar account. Shares issued under this offering will be issued on a continuous basis under Rule 251(d)(3) under the Securities Act, and the company will have access to such funds from the first dollar invested, even if those proceeds do not cover the costs of this offering. We will impose a zero minimum purchase of the Common Stock.

Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 10 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Prices	$1	$20,000,000
Underwriting Discount and Commissions
Proceeds to Company	$1	$20,000,000

(1)       We are offering shares on a continuous basis.

(2)       This is a ¡°best efforts¡± offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

(3)       We are offering these securities without an underwriter.

(4)       Excludes estimated total offering expenses, including underwriting discount and commissions, will be approximately $2,000,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of$1.00 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Table of Contents

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
DIVIDEND
MANAGEMENT¡¯S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIP AND RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF SECURITIES
SELLING RESTRICTIONS
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S.
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PART-III
EXHIBITS TO OFFERING STATEMENT
SIGNATURES

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to "BFFI GROUP INC.", "we", the "Company", "our" and "us" refer to the activities of and the assets and liabilities of the business and operations of BFFI GROUP INC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "potential", "should", "will" and "would" or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in "Risk Factors" and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

?       The speculative nature of the business we intend to develop;

?       Our reliance on suppliers and customers;

?       Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a "going concern;"

?       Our ability to effectively execute our business plan;

?       Our ability to manage our expansion, growth and operating expenses;

?       Our ability to finance our businesses;

?       Our ability to promote our businesses;

?       Our ability to compete and succeed in highly competitive and evolving businesses;

?       Our ability to respond and adapt to changes in technology and customer behavior; and

?       Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

?       Our business is subject to laws and regulations and uncertainties in the development of laws and regulations

?       Our long-term appeal to users

?       Potential for a risk accident

?       Our ability to maintain a reputational image and network effect

?       Our ability to protect data security

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the "Risk Factors" section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Company Information

BFFI GROUP INC. (¡°BFFI¡± or the ¡°Company¡±) was founded based on BF-FI£¨Block-Fund Financial Institution£© by Oliver Chan and Addison Lin, our founders and directors, and was incorporated as a C corporation under the laws of the State of Delaware in May 2019. The Company's primary focus is on developing legal services for international financial business service such as

Licensing and compliance business

STO Consulting and Legal Services

Anti-Money Laundering Service

Our services are based primarily on global financial regulations and related regulations related to digital currency transactions. Up to now, based on the rapid growth of the cryptocurrency market, there are more and more emerging companies involved in the issuance of registered securities. Compliance with cryptocurrency is a significant part of our business.

In the cryptocurrency market, we mainly focus on the compliance of STO (Securities Token Offering) and cryptocurrency trading platforms.

Our STO consulting and distribution services are based on

?       Regulation A - Conditional Small Issues Exemption (¡ì¡ì 230.251 - 230.300-230.346)

?       Regulation S - Rules Governing Offers and Sales Made Outside the United States Without Registration Under the Securities Act of 1933

?       Regulation Crowdfunding [17 CFR Part 227]

For details, please refer to https://www.sec.gov/divisions/corpfin/ecfrlinks.shtml

Our cryptocurrency trading platform compliance is based on

?       31 CFR Part 1022 - RULES FOR MONEY SERVICES BUSINESSES

At the same time, we provide US companies with legal advice on initial public offerings and listings in the United States.

The main uncertainty is whether regulators will attempt to impose new legal constraints on cryptocurrency market regulation at any time. This is unpredictable by our company.

The Company, sometimes referred to herein as "we," "us,¡± ¡°our," and the "Company" and/or "BFFI GROUP INC." was incorporated on May 3th 2019 under the laws of the State of Delaware. Our fiscal year-end date is December 31.

Our mailing address is

Our telephone number is .

Our website is www.bf-fi.pro and our email address is company@bf-fi.pro

Our Market Area

Our primary market consists of United States, China, Southeast Asia and Europe. Approximately 50% of projected client are located within the US. These markets are well defined with entrenched sector leaders offering the larger market well-diversified financial offerings, while the market for middle market services continue to expand.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and provide us with the necessary foundation to successfully execute on our business strategy.

BFFI GROUP INC and its business units are uniquely positioned in attractive and evolving financial sectors. Our differentiated business model is focused on client relationships and client experience. While we pride ourselves on our excellent service, investment products, and management structure when combined allow us to extend a wide range of products and provide differentiated execution models designed to exceed client expectations.

Our service focus is to know our clients when possible, acknowledge their importance, and take responsibility for personally answering their inquiries. All staff members, from executive management to front line representatives, will continue to be versed in our product and service offerings and are trained to be able to make recommendations or referrals in the interests of our clients.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors.

Channels for Disclosure of Information

Investors and other stakeholders should note that we use social media to communicate with the public about our company, our services, new product developments and other matters. Any information that we consider to be material to an evaluation of our company will be included in filings on the SEC website, http://www.sec.gov, and may also be disseminated using our investor relations website, which can be found at http://www.bffi.pro, and press releases. However, we encourage investors, the media and others interested in our company to also review our social media channels.

We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

THE OFFERING

Common Stock Offered in this Offering Number of shares offered: 20,000,000

Offering price: 1.00 USD

Maximum Offering Amount 20,000,000 USD

Minimum Number of Shares to be Sold in this Offering 1,000 Offered Shares ($1,000)

Voting Rights Holders of our common stock are entitled to one vote for each share of common stock held.

No Symbol for Common Stock There is no trading market for our Common Stock.

Use of Proceeds If we sell all of the shares being offered, our net proceeds (after our estimated offering expemse) will be $18,000,000. We will use these net proceeds for working capital and other general corporate purposes.

Dividend Policy We have no current plans to pay dividends on our common stock. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings, liquidity and capital requirements.

Risk Factors Investing in our Common Stock involves a high degree of risk,

See ¡°Risk Factors¡±

Risk Factors

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute "Forward-Looking Statements."

Risk Relating to Common Stock Market

The price of our common stock may continue to be volatile.

The trading price of our common stock has been and is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this ¡°Risk Factors¡± section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to the our business; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for developmental related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies securities This litigation, if instituted against us, could result in very substantial costs; divert our management¡¯s attention and resources; and harm our business, operating results, and financial condition.

Risk Relating to Our Business

Our limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We have been focused on compliance service since our Service launched, and our business continues to evolve. We regularly expand our services and pricing methodologies. This relatively limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter. These risks and challenges include our ability to:

?       forecast our revenue and budget for and manage our expenses;

?       attract new customers and retain existing interested customer

?       comply with existing and new laws and regulations applicable to our business;

?       plan for and manage capital expenditures for our current and future offerings

?       anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

?       maintain and enhance the value of our reputation and brand;

?       effectively manage our growth;

?       successfully expand our operating reach;

?       hire, integrate and retain talented people at all levels of our organization; and

?       successfully develop new platform features, offerings and services to enhance the experience of users.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this ¡°Risk Factors¡± section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

Our results of operations vary and are unpredictable from period-to-period, which could cause the trading price of our common stock to decline.

Our results of operations have historically varied from period-to-period and we expect that our results of operations will continue to do so for a variety of reasons, many of which are outside of our control and difficult to predict. Because our results of operations may vary significantly from quarter-to-quarter and year-to-year, the results of any one period should not be relied upon as an indication of future performance. We have presented many of the factors that may cause our results of operations to fluctuate in this ¡°Risk Factors¡± section. Fluctuations in our results of operations may cause such results to fall below our financial guidance or other projections, or the expectations of analysts or investors, which could cause the trading price of our common stock to decline.

The blockchain compliance market and the market for our other offerings, such as our sto compliance service, are still in relatively early stages of growth and if such markets do not continue to grow, grow more slowly than we expect or fail to grow as large as we expect, our business, financial condition and results of operations could be adversely affected.

We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition and results of operations.

The market for blockchain and its enterprise service industry is intensely competitive and characterized by rapid changes in marketing and frequent introductions of new services and offerings. We expect competition to continue, both from current competitors and new entrants in the market that may be well-established and enjoy greater resources or other strategic advantages. If we are unable to anticipate or react to these competitive challenges, our competitive position could weaken, or fail to improve, and we could experience a decline in revenue or growth stagnation that could adversely affect our business, financial condition and results of operations.

Our business is still in its early stages, both for ourselves and for the overall market.

Since the US government imposed jurisdiction over the cryptocurrency market in 2018, regulatory measures and policies around the world have changed rapidly. At the same time, compliance teams and legal institutions from all over the world are involved, but due to imperfect laws and regulations and the unevenness of practitioners, the industry has a different understanding and treatment of cryptocurrency compliance. Our success depends to a large extent on whether corporate customers are willing to adopt our services. Customers may not consider compliance or our other products to be beneficial, or choose not to use them for fear of safety, affordability or other reasons.

Moreover, the development of the capital market on the blockchain is extremely volatile. If these markets cannot continue to grow and grow at a slower rate than we expected or fail to grow as we expected, our business, financial condition and results of operations may be adversely affected.

Our business, financial condition and operational results may be compromised if we fail to attract and retain talented people economically and efficiently, or if our business grows with our existing marketing talent.

Our continued growth depends in part on our ability to effectively and effectively attract and retain our talent and further improve their productivity. This includes management, our legal staff, technicians and marketers.

In order to maintain the stability and sustainable development of our talents, we plan to provide better treatment and welfare policies. This will allow us to better attract talent at a limited cost. If we don't continue to provide employees with excellent treatment and incentive programs, or if our competitors offer better conditions, we may fail to attract new talent. And, in our global operations, certain uncontrollable factors (such as legal and political constraints) prevent us from establishing new businesses and meeting customer needs in certain regions, our business, financial condition and business performance may be adversely affected.

Our service prices may change, which may adversely affect our business, financial condition and operational results.

The price of legal services is often not accurately measured, based on the complexity of the work and the needs of the client. In addition, our work processing costs and complexity will continue to change based on changing policies and regulations, as well as anti-money laundering requirements that keep pace with the times.

Our cooperation with our partners may change, including increasing or decreasing partners, or the way we work together, and the price changes, which may adversely affect our business, financial condition and operational results.

The blockchain compliance market may not evolve, or the market ultimately chooses to abandon the blockchain compliance approach, which may adversely affect our business, financial condition and operational results.

We are still vigorously researching and promoting compliance programs in the cryptocurrency market. There is no guarantee that such research or promotion or these partnerships will be able to develop marketable technical or commercial success in a timely or no-time manner. In order to be recognized, the reliability and trust of cryptocurrency compliance must continue to increase.

Other challenges facing the cryptocurrency compliance market include we have no control over, including:

Market acceptance of cryptocurrency compliance

State, federal or municipal licensing requirements and other regulatory measures;

Questions about electronic security and privacy; and

Public perception of cryptocurrency compliance.

The cryptocurrency market already has fundamental legal constraints, and such regulations continue to grow rapidly, which may increase the likelihood of complex, conflict or other inconsistent regulations, which may affect our ability to maintain and further expand our business. In addition, there is no guarantee that the market will accept cryptocurrency compliance, even if it does, we will be able to execute our business strategy or our services will be successful in the market. Any of the above risks and challenges may adversely affect our prospects, business, financial condition and results of operations.

Our website and online platform may have undesirable issues due to various vulnerabilities, which may result in suspension of service, claims, litigation or regulatory activities, and may adversely affect our business, brand, financial condition and operational results.

Network security vulnerabilities and system vulnerabilities are unavoidable, and we cannot guarantee the absolute security of the system. Our technical team will do our utmost to reduce the existence of bugs and reduce accident losses.

Our business, financial condition and results of operations may be adversely affected if we are unable to successfully develop new services and enhance existing products and services on our platform.

Our ability to attract customers, retain existing customers and increase service value will depend in part on our ability to fully expand our business and enhance our existing business. As a result, we may make major changes to our existing business or introduce new and unconfirmed businesses. If these new or enhanced businesses are unsuccessful, including due to the inability to obtain and maintain the required licenses or authorizations or other regulatory restrictions, or because they fail to generate sufficient returns for our investments, our business, financial condition and operations performance may be adversely affected.

In addition, as we focus on building our communities and ecosystems over the long term, our recent operational results may be affected by our future investments. We are able to improve the quality of our services and visibility into expected operational results and may adversely affect our business, financial condition and operational results. In addition, as we focus on building our communities and ecosystems over the long term, our recent operational results may be affected by our future investments.

Our marketing efforts to help grow our business may not be effective.

Raising awareness of our products is very important and costly for us to grow our business. We believe that most of the growth in our business is attributed to our paid marketing plan. Our marketing efforts currently include recommendations, partnerships, legal promotions, online advertising, videos, content, social media, email, search engine optimization and keyword search campaigns. Our marketing initiatives can become more expensive and can be difficult to generate meaningful rewards for these initiatives.

If our marketing efforts do not succeed in raising users' awareness of our products or attracting new customers, or if we are unable to manage our marketing expenses cost-effectively, our operational results may be adversely affected.

Failure to deal effectively with fraudulent practices can harm our business.

We have suffered in the past and may suffer losses due to various types of fraud in the future, including

The client maliciously defaults on the cost of the service or uses our legal services to conduct securities fraud against others. Bad actors may circumvent our customer reviews by means of disguise, impersonation, etc., such as misappropriation or fraudulent use of company authorization for business cooperation, which may affect our brand image and may even be jointly and severally liable.

Although we have taken steps to detect and reduce fraud or other malicious activity on our service platforms, we cannot guarantee that any of our actions will be effective. Our failure to fully detect or prevent fraudulent transactions may damage our reputation or brand, result in litigation or regulatory actions, and may result in expenses that may adversely affect our business, financial condition and results of operations.

Systems failures and resulting interruptions in the availability of our website, applications, platform or offerings could adversely affect our business, financial condition and results of operations.

Our systems, or those of third parties upon which we rely, may experience service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses, ransomware, malware or other events. Our systems also may be subject to break-ins, sabotage, theft and intentional acts of vandalism, including by our own employees. Some of our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. Our business interruption insurance may not be sufficient to cover all of our losses that may result from interruptions in our service as a result of systems failures and similar events.

We have experienced and will likely continue to experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our offerings. These events have resulted in, and similar future events could result in, losses of revenue. A prolonged interruption in the availability or reduction in the availability, speed or other functionality of our offerings could adversely affect our business and reputation and could result in the loss of users. Moreover, to the extent that any system failure or similar event results in harm or losses to the users using our platform, we may make voluntary payments to compensate for such harm or the affected users could seek monetary recourse or contractual remedies from us for their losses and such claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

We may require additional capital, which may not be available on terms acceptable to us or at all.

Historically, we have funded our capital expenditures primarily through equity issuances and cash generated from our operations. To support our growing business, we must have sufficient capital to continue to make significant investments in our offerings. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of our common stock, and our existing stockholders may experience dilution. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans and operating performance and the condition of the capital markets at the time we seek financing. We cannot be certain that additional financing will be available to us on favorable terms, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business, financial condition and results of operations could be adversely affected.

Our company culture has contributed to our success and if we cannot maintain this culture as we grow, our business could be harmed.

We believe that our company culture, which promotes authenticity, empathy and support for others, has been critical to our success. We face a number of challenges that may affect our ability to sustain our corporate culture, including:

?       failure to identify, attract, reward and retain people in leadership positions in our organization who share and further our culture, values and mission;

?       the increasing size and geographic diversity of our workforce;

?       competitive pressures to move in directions that may divert us from our mission, vision and values;

?       the continued challenges of a rapidly-evolving industry;

?       the increasing need to develop expertise in new areas of business that affect us;and

?       negative perception of our treatment of employees or our response to employee sentiment related to political or social causes or actions of management.

If we are not able to maintain our culture, our business, financial condition and results of operations could be adversely affected.

We depend on our key personnel and other highly skilled personnel, and if we fail to attract, retain, motivate or integrate our personnel, our business, financial condition and results of operations could be adversely affected.

Our success depends in part on the continued service of our founders, senior management team, key technical employees and other highly skilled personnel and on our ability to identify, hire, develop, motivate, retain and integrate highly qualified personnel for all areas of our organization. We may not be successful in attracting and retaining qualified personnel to fulfill our current or future needs. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms or at all. If we are unable to attract and retain the necessary personnel, particularly in critical areas of our business, we may not achieve our strategic goals.If we are unable to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and employee morale, productivity and retention could suffer, which could adversely affect our business, financial condition and results of operations.

Our business could be adversely impacted by changes in the Internet and mobile device accessibility of users and unfavorable changes in or our failure to comply with existing or future laws governing the Internet and mobile devices.

Our business depends on users¡¯ access to our platform via a mobile device and the Internet. We may operate in jurisdictions that provide limited Internet connectivity, particularly as we expand internationally. Internet access and access to a mobile device are frequently provided by companies with significant market power that could take actions that degrade, disrupt or increase the cost of users¡¯ ability to access our platform. In addition, the Internet infrastructure that we and users of our platform rely on in any particular geographic area may be unable to support the demands placed upon it. Any such failure in Internet or mobile device accessibility, even for a short period of time, could adversely affect our results of operations.

Moreover, we are subject to a number of laws and regulations specifically governing the Internet and mobile devices that are constantly evolving. Existing and future laws and regulations, or changes thereto, may impede the growth and availability of the Internet and online offerings, require us to change our business practices or raise compliance costs or other costs of doing business. These laws and regulations, which continue to evolve, cover taxation, privacy and data protection, pricing, copyrights, distribution, mobile and other communications, advertising practices, consumer protections, the provision of online payment services, unencumbered Internet access to our offerings and the characteristics and quality of online offerings, among other things. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation and brand a loss in business and proceedings or actions against us by governmental entities or others, which could adversely impact our results of operations.

Failure to protect or enforce our intellectual property rights could harm our business, financial condition and results of operations.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

Our current controls and any new controls that we develop may become inadequate because of changes in the conditions in our business, including increased complexity resulting from any international expansion. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely adversely affect the market price of our common stock.

Our reported results of operations may be adversely affected by changes in GAAP.

It is difficult to predict the impact of future changes to accounting principles or our accounting policies, any of which could negatively affect our reported results of operations.

Our presence outside the United States and any future international expansion strategy will subject us to additional costs and risks and our plans may not be successful.

We have started expanding our presence internationally. Operating outside of the United States may require significant management attention to oversee operations over a broad geographic area with varying cultural norms and customs, in addition to placing strain on our finance, analytics, compliance, legal, engineering and operations teams. We may incur significant operating expenses and may not be successful in our international expansion for a variety of reasons.

Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake may not be successful. If we invest substantial time and resources to expand our operations internationally and are unable to manage these risks effectively, our business, financial condition and results of operations could be adversely affected.

In addition, international expansion may increase our risks in complying with various laws and standards, including with respect to anti-corruption, anti-bribery, export controls and trade and economic sanctions.

Our business could be adversely affected by natural disasters, public health crises, political crises, economic downturns or other unexpected events.

A significant natural disaster, such as an earthquake, fire, hurricane, tornado, flood or significant power outage, could disrupt our operations, mobile networks, the Internet or the operations of our third-party technology providers. In addition, any unforeseen public health crises, such as epidemics, political crises, such as terrorist attacks, war and other political instability, or other catastrophic events, whether in the United States or abroad, could adversely affect our operations or the economy as a whole. The impact of any natural disaster, act of terrorism or other disruption to us abilities could result in decreased demand for our offerings, which could adversely affect our business, financial condition and results of operations. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate.

Our business and results of operations are also subject to global economic conditions, including any resulting effect on spending by us or our riders. If general economic conditions deteriorate in the United States or in other markets where we operate, discretionary spending may decline and demand for ridesharing may be reduced. An economic downturn resulting in a prolonged recessionary period may have a further adverse effect on our revenue.

We have broad discretion over the use of the net proceeds from this offering and we may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled ¡°Use of Proceeds,¡± and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these proceeds effectively could adversely affect our business, financial condition and results of operations. Pending their use, we may invest our proceeds in a manner that does not produce income or that loses value. Our investments may not yield a favorable return to our investors and may negatively impact the price of our common stock.

Use of Proceeds

The company estimates that, at a per share price of $1, the net proceeds from the sale of 20,000,000 shares in this offering will be approximately $18,000,000, after deducting the estimated offering expenses of approximately $200,000 (including marketing, other legal and accounting professional fees, technology fees associated with hosting our offering online and other expenses).

The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them, assuming the sale of, respectively, 25%, 50%, 75% and 100% of the maximum number of shares offered for sale in this offering.

	25%	50%	75%	100%
Gross Proceeds	$5,000,000	$10,000,000	$15,000,000	$18,000,000
Offering Expense	$500,000	$1,000,000	$1,500,000	$2,000,000
Marketing	$450,000	$900,000	$1,350,000	$1,800,000
Working Capital	$1,500,000	$3,000,000	$4,500,000	$6,000,000
Product Development	$1,000,000	$2,000,000	$3,000,000	$4,000,000
Administration	$500,000	$1,000,000	$1,500,000	$2,000,000
Salary	$1,050,000	$2,100,000	$3,150,000	$4,200,000

The allocation of the use of proceeds among the categories of anticipated expenditures represents management's best estimates based on the current status of the Company's proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total Offering amount, may cause the Company to modify the above-described allocation of proceeds. The Company's use of proceeds may vary significantly in the event any of the Company's assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the Offering as unanticipated events or opportunities arise. Additionally, the Company may from time to time need to raise more capital to address future needs.

Dividend

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

Management¡¯s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors", "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management¡¯s Discussion and Analysis

Our Business

Our mission is to improve the financial structure of cryptocurrency. Let fraud, concealment and destruction leave the cryptocurrency market, so that those real blockchain companies can get more compliant and safer funds to promote the development of industry and technology.

BFFI start a movement in cryptocurrency market. BFFI is completely different from the blockchain enterprises that use the cryptocurrency anonymity to fraud. It is expected to respect and respect the government's legal supervision as its corporate culture core, and to infiltrate this superior spirit into its Business development. BFFI always adheres to compliance operations and provides compliance services and consulting services to blockchain companies through legal services. This is our persistent goal.

Today, our services include a range of compliance services that provide a comprehensive legal compliance program for business professionals everywhere. We believe that under our compliance services, companies can conduct their business in accordance with the relevant laws and regulations of their respective jurisdictions, and at the same time, our customers are more competitive under the premise of compliance.

In the current booming economic market, with the recovery of the cryptocurrency market, we have good reason to believe that the demand for enterprises based on cryptocurrency and blockchain will grow rapidly. This will be very beneficial to us.

When we were founders at BFFI Group's predecessor, BF-FI (Block-Fund Financial Institution), we experienced the madness and chaos of the cryptocurrency market at the time. At that time, like the Internet bubble of 2000, people believed in the great future and future of this technology, as well as its great breakthrough in functionality, but this trust reached a level of madness. Along with the mad trust, various types of ICO (Initial Coins Offering, through the issue of tokens/coins for financing activities) are frequently fraudulently distributed around the world. A large number of "bad actors" use network effects and high interest temptations to trick users into investing and create user losses and high returns through malicious manipulation of the market.

But this approach is not sustainable and seriously undermines the cryptocurrency market. In January 2018, after the cryptocurrency market reached the peak of the market cap, it entered a bear market.

In the global chaotic cryptocurrency market, many countries have completely banned cryptocurrency financing activities, such as South Korea and China. At the same time, many countries regulate the cryptocurrency market by legislation or by reference to existing legal systems, such as Estonia's introduction of cryptocurrency licnese and US STO (Secures Token Offering). Under the premise of introducing government supervision, industry participants gradually comply with the regulations.

Our revenue sources come mainly from legal advisory services and compliance services. Our compliance business has received considerable response and support, with a significant portion of support coming from the cryptocurrency industry.

Our legal advisory services are managed and serviced directly by our team of founders. We communicate with users to understand the needs of users, analyze the situation of users, investigate the business results of users, and provide reasonable solutions; if users have any doubts about our solutions, we will be based on their own situation and related laws and regulations set forth.

Our compliance services are primarily in compliance with cryptocurrency trading platforms, typically registered as MSB (Money Service Business) in the Treasury's Fincen (Financial Crimes Enforcement Network) or in the form of a cryptographic currency trading license in Estonia. This will be used for transaction compliance in non-securities cryptocurrencies. In addition, anti-money laundering education is also sold by us.

Our Competitive Plan

Competition in the cryptocurrency market has always been fierce. The business of BFFI GROUP INC has always been in the market competition.

We have established our own competitive solutions based on our own strengths and related legal requirements.

We focus on the diversity of services and the stability of our services. BFFI GROUP INC covers a wide range of corporate services from company registration to license and is applicable to all levels of the corporate community. At the same time, we provide multi-country compliance services that are chosen by our customers, which will make it easier to divide our customer base and market according to their price preferences and compliance requirements.

We focus on marketing in the global market. For the user experience and actual business needs, we do not have regionally differentiated pricing. Based on global service and cooperation, we have gained a price advantage to a large extent. This allows us to reach a much larger user base to a large extent.

We focus on strategic partnerships. BFFI GROUP INC is committed to building a partner ecosystem that is the foundation of our business and ongoing growth. We help our partners to profit with us by maintaining and upgrading our business network.

We focus on sales and marketing efficiency. BFFI GROUP INC has a significant investment in SEO marketing, email marketing and corporate communications. At the same time, we have a certain amount of investment in the corporate advertising market and give our marketing staff a relatively generous sales allowance.

We focus on investing in talent to attract and retain employees, especially operators and technicians, to ensure the effective operation of our business. We use a large technical team to build the company's service platform.

We are concerned about investing in technology. The irreversible and anonymity of blockchain technology plays a very important role. We will invest in the construction of the blockchain technology platform to make the technology better utilized.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

BUSINESSOur Mission

Provide one-stop legal services for all kinds of Crypto currency enterprises or groups

Overview

Our service include:

Company Service

We provide offshore business registration and bank account services to entrepreneurs around the world to meet commercial development and legal requirements.

Financial Service

We provide specialized financial license registration services and financial compliance services to entrepreneurs in need, providing compliance suggestions, compliance management and compliance review. We provide professional anti-money laundering review services and qualification reviews for financial companies to meet compliance requirements.

legal service

We provide professional financial legal services to companies, including legal advice and STOs for block chain companies.

Provide high-quality legal services wholeheartedly, safeguard the legitimate rights and interests of clients, and safeguard legal dignity and social justice. Although we pursue interests, but also not only for interests, although we pursue fame, but also not only for fame. It is our pursuit and the motto of all my staff to follow the good example of ancient times and today, act justly and pay attention to the humanistic spirit. Wish to safeguard your greatest interests with our high quality service.

We are committed to providing high-quality, efficient and standardized legal services for all sectors of society, safeguarding the correct implementation of national laws, and firmly and faithfully safeguarding the legitimate rights and interests of clients, based on facts, taking law as the criterion, abiding by legal professional ethics and disciplines, practicing independently and diligently according to law. Honesty, excellence, cooperation and responsibility are BFFI GROUP INC's commitment to customers as always.

Honesty is the foundation of human beings. BFFI GROUP INC takes honesty as its foundation and honesty as its code of conduct for providing legal services. Be loyal to the client, be loyal to the accountability, and strive to safeguard the legitimate rights and interests of the client. BFFI GROUP INC regards cooperation as the core component of service brand, always puts customer interests first, actively establishes links with practitioners, professionals, trade associations and government functional organizations in order to expand and extend the scope of legal services, and then provides high-quality, comprehensive legal services for customers.

Why BFFI Wins

First of all, we are engaged in the legal services of the block chain. It will also receive favorable feedback from the block chain. For example,

Reduction of paperwork

This is another benefit of block chain technology, which is beneficial to the legal profession - but also more widely used in other industries. Reducing paperwork is not only good for the industry, but also good for the environment.

In many cases, in the legal world, documents and written information need to be sent from one place to another and then submitted to the courts. Sometimes, this process may take several days, because physical documents need to be transferred many times. However, digitizing this framework can help save time -- and thus provide faster judgment. Other industries, such as shipping and exports, also feel the benefits of this digital drive.

Transparent transactions

When it comes to financial disputes, block chain technology offers considerable benefits to legal professionals. Leaving traces of money is more applicable to block-chain technology. Open distributed accounts ensure that everyone knows where the money flows out and where it flows. When it comes to patents, trademarks, copyrights and other issues related to intellectual property rights, it can also be solved in a timely manner.

Secondly, the rapid growth of block chain enterprises has brought us a huge market. The following is the job demand of the global block chain enterprises in the past three years. Obviously, there is a huge gap in the demand for technical and legal services in this industry.

We divide the companies that recruit talent in the block chain into three categories: old-fashioned technology companies, start-ups, and start-ups that have just acquired venture capital or succeeded in ICO. In terms of the number of job posts issued, the old technology companies may publish dozens of recruitment information at the same time, of which IBM is the typical one. At present, the company has published more than 200 job posts on its leader. Start-ups generally release less job information, and rarely recruit more than 10 jobs at the same time.

Old Brand Technology Company

As mentioned above, IBM is a big recruiter in the block chain among many old technology companies. In terms of the number of job posts released, IBM is absolutely overwhelming. In February, IBM posted 49 job information on Indeed and 221 on its leader, covering IBM offices around the world. It is not difficult to see that IBM is investing a lot of resources in the research and development of block chain technology, and Jupiter Research recently listed it as the technology leader of the block chain industry. Accenture ranks second only to IBM in the Block Chain Company, which recently posted about 180 job information on its leader. In third place was a French technology company called Scalian, which published about 143 pieces of post information on the block chain.

Block Chain Startup Company

According to AngelList's latest job announcements, Coins. pH and Hydrogen are the two companies with the most job announcements among the start-ups in the block chain. Coins.ph is a Philippine-based mobile platform that provides financial services to users. Hydrogen is a financial technology platform dedicated to building financial services applications based on block chain technology. The first company recently released a total of 26 job information, most of which are located in Manila. The second company recently released 21 job information, all in New York.

On average, there are only 3 to 4 job information posted on AngelList by each company, and even fewer on Crypto Jobs List, perhaps only 1 to 2. OKEx and NFJ Global Holdings were the two companies that posted the most recruitment information on Crypto Jobs last month. OKEx has released five recruitment messages, with locations in Hong Kong and Beijing, China. NFJ Global Holdings recruits four job information, all of which are technical and trading posts related to encrypted currency, and all of which are located in the United States.

Start-ups that have invested or succeeded in ICO

Coinbase is absolutely the second most successful venture capital startup with over $100 million in 16, 17 and 18 over the past three years. The company received $116 million in venture capital funds in June 2016, followed by another $216 million in October of the same year. Since then, Coinbase has begun its global expansion. In February, the company released 94 new jobs on Blocktribe, more than any other block chain startup on Blocktribe, AngelList, and Blockchainjobz. After Coinbase, Circle Internet Financial, which received $136 million in investment in June 2016, recently posted 39 jobs on Indeed.

In summary, many people also interpret the law as "a remedy for infringement of rights", ignoring the preventive function of the law. In fact, for an enterprise, the preventive function of law is the most important. In fact, there are few real winners in the lawsuit. In reality, many enterprises only consider the demand for lawyer service after meeting legal disputes. Although this kind of remedy can reduce the loss to a certain extent, the waste of manpower and material resources has been formed, and the loss of corporate image and reputation is even less. The method of estimating. We will fill vacancies in legal positions that are not commonly used by enterprises. Make an enterprise's main energy focus on the management, not let too many miscellaneous things will affect the normal development of the enterprise.

DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE

Our Directors and Executive Officer

The following table states our directors names, the years that they began serving as directors and when their current term as directors of BFFI GROUP INC.

Name	Position(s) With The Company	Director Since	Expiration of Term
Hong Bin Oliver
Chan	President, Chief Executive Officer, & Director	2019	2024
Haoquan Addison Lin	Vice President, Chief Financial Officer, Director & Secretary	2019	2024

The Business and Educational Background of Our Directors and Executive Officers

Director Oliver Chan and Addison Lin adheres to the concept of "honest management, continuous improvement, diligence, thrift and sustainable management", and leads the company. In order to change the company's appearance, directors have always been bold in exploring and innovating with a strong sense of competence and mission, so as to make the enterprise a part of the high-speed development of the industry. Starting with the integration of organizational management system, the school-style of excellent performance management has become the enterprise management outline. It is constantly pushing forward and implementing the overall optimization of the enterprise to achieve the goal of leading high quality, so that the company's product research and development speed is in the leading position in the industry.

Combining with the management experience in recent years, we can effectively deal with the increasingly fierce market competition situation, and have accumulated a lot of experience. We should adhere to the principle of "quality management, market management and people-oriented management". In the direction of company management, we should attach great importance to the construction of spiritual civilization, actively train and improve the quality of employees, and be strict with ourselves, so that the company can form a good situation of mutual promotion. In terms of social responsibility, we always emphasize that enterprises should fulfill their civic responsibilities, civic obligations and abide by ethical norms.

The company abides by ethics and has been highly recognized by customers, industry and commerce, taxation, justice, banking and other aspects.

Term of Office

Our officer is appointed and will hold office until removed by the board or any authorized committee thereof or by any superior officer upon whom such power may be conferred by the Board or any authorized committee thereof; provided however, that the removal of the most senior (in authority) officer of the Corporation shall require the affirmative vote of at least a majority of the entire authorized Board. The removal of any officer shall be without prejudice to the contract rights, if any, of such officer.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, to their executive officers and directors in compliance with federal regulations. As of February 28, 2019, no loan to the executive officer where made.

Committees of the Board of Directors

The company will conduct business through meetings of our board of directors and its committees. The board of directors governance structure for the Company has planned establishment for standing committees, including an Audit Committee, Compensation Committee, and a Corporate Governance. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. Other committees may be established as the board of directors may establish as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Members of the Board of Directors

The company will conduct business through meetings of the board of directors and its committees. The board of directors'governance structure plans to set up auditors, corporate governance and other standing members. There is a written constitution for the operation of each member, which stipulates the composition, duties and operation of the members. According to applicable laws and regulations and corporate governance documents, the board of directors may set up other members as appropriate.

Auditor.

The purpose of the auditors is to assist the board of directors in fulfilling its responsibilities of overall supervision over the integrity of financial statements, compliance with legal and regulatory requirements, qualifications and independence of independent auditors, and internal audit and risk assessment functions. N and independent auditor. Among other things, the auditors:

- Appoint, evaluate and determine the remuneration of independent auditors;

- To examine and approve the annual audit scope, audit fees and financial statements;

- Review the disclosure control and procedures, internal control, internal audit functions and company policies of financial information;

- Supervise and investigate complaints about financial matters (if any);

- Audit related party transactions as required;

- Audit charter and performance of members are reviewed annually.

Auditors will work closely with management and our independent auditors. Auditors have the right to receive advice and assistance and appropriate funding from external legal, accounting or other advisory offices deemed necessary for the performance of their duties.

EXECUTIVE COMPENSATION

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies " as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our other most highly compensated executive officers upon occurrence, which will be referred to as our "named executive officers. "

The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, and as a result of our becoming a publicly traded company, the compensation program following this offering could vary from our historical practices.

Our named executive officers for 2019, which consist of our principal executive officer is:

-Hongbin Oliver Chan, President, Chief Executive Officer& Director

-Haoquan Addison Lin, Vice President, Chief Financial Officer, Directors & Secretary

The following table sets forth information regarding the compensation paid, awarded to, or earned for the year 2019 for each of our named executive officers.

Name	Hongbin Oliver Chan	Haoquan Addison Lin
Title	President, Chief Executive Officer& Director	Vice President, Chief Financial Officer, Directors & Secretary
Year	2019	2019
Salary ($)	$315K	$315K
Bonus ($)	0	0
Stock Awards ($)	0	0
Non-equity Incentive Plan Compensation ($)	0	0
Non-Qualified Deferred Earnings ($)	0	0
Other Compensation ($)	$50K	$50k
Total ($)	$365K	$365K

1. We reimburse our officers and directors for reasonable expenses incurred during their performance and for extraordinary services; however, we do not compensate our directors for attendance at meetings.

2. All executive shall not receive compensation until sufficient funds have been raised in this offering.

Name	Hongbin Oliver Chan	Haoquan Addison Lin
Medical, Dental and Vision Insurance Premiums ($)	20K	20K
Long-Term Disability and Life Insurance Premiums ($)	10K	10K
Accidental Death and Dismemberment Insurance Premiums ($)	10K	10K
Prepaid Transit ($)	10K	10K
401(k) Matching ($)	0	0
Total All Other Compensation ($)	50K	50K

Employment Agreement.

BFFI GROUP INC. entered into an employment agreement with Oliver Chan and Addison Lin effective as of May 3, 2019. The agreement has an initial term of five years and the agreement automatically renews daily so that the remaining term will always be five years, unless a notice is provided to the board by Oliver Chan or Addison Lin that the agreement will not renew. The current base salary for Oliver Chan and Addison Lin is $315,000, which is deferred until sufficient funds are raised. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs, benefit plans applicable to executive employees and automobile benefits. The executive's employment may not be terminated without the board's approval for cause, in which event the executive would have no right to receive compensation or other benefits for any period after termination unless the company is contractually obligated.

Certain events resulting in the executive¡¯s termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event of the executive¡¯s involuntary termination for reasons other than for cause, disability or retirement, or in the event the executive resigns for good reason as defined in the executive¡¯s employment agreement. During the term of the agreement, the executive is entitled to a severance payment as outlined in contractual agreements. Internal Revenue Code Section 409A may require that a portion of the contractual payment obligation not be made until six months after termination of employment. In addition, the executive would become fully vested in any outstanding unvested equity or equity-based awards.

In the event of a change in control of our subsidiaries or BFFI GROUP INC., the executive would be entitled to a severance payment as outlined in contractual agreements. In addition, in the event of the executive's involuntary termination for reasons other than for cause, disability or retirement, or in the event the executive resigns for good reason (as defined in the agreement) in connection with or following a change in control, the executive would become fully vested in any outstanding unvested equity or equity-based awards.

In the event of a disability (as defined in the applicable disability insurance policies), the executive shall receive benefits under any short-term or long-term disability plans maintained by BFFI GROUP INC. In the event of a short-term disability, the executive may be obligated pay to BFFI GROUP INC. any amounts he receives as short-term disability payments from the short-term disability insurance policy and BFFI GROUP INC. shall continue to compensate the executive, in the full amount owing to executive, as if executive had not suffered a disability. In the event of a long-term disability, the executive shall pay to BFFI GROUP INC. any amounts he receives as long-term disability payments from the long-term disability insurance policy and BFFI GROUP INC. shall continue to compensate the executive, in the full amount owing to executive, as if executive had no suffered a disability, for a period of thirty (30) days.

Within thirty (30) days of the date of such disability, the executive would be entitled to a payment in the form of a cash lump sum equal to five times the executive's base salary plus an amount equivalent to the bonus received by, and/or determined to be paid to, the executive with respect to the year immediately prior to the year in which such disability occurred. In addition, the executive would become fully vested in any outstanding unvested equity awards.

In the event of the executive's death, the executive's estate will be entitled to a payment, within thirty (30) days of the date of death, in the form of a cash lump sum equal to the amount of earned but unpaid base salary and benefits, five times the executive's base salary and an amount equivalent to the bonus received by, and/or determined to be paid to, the executive with respect to the year immediately prior to the year in which such death occurred. In addition, the executive would become fully vested in any outstanding unvested equity or equity-based awards.

Upon the voluntary termination of the executive's employment without good reason, the executive shall be subject to certain restrictions on his ability solicit employees BFFI GROUP INC. and its subsidiaries for a period of two years following the date of termination of employment.

Director Compensation

The following table sets forth information regarding the compensation paid to our non-employee directors for the period beginning from May 3, 2019. All directors does not receive any additional compensation for service on our board of directors nor any of our subsidiaries board of directors.

Director Fees

Board members of the Company will receive fees for board and committee meetings attended in person. Board members will receive $2,500 for each Board meeting, $1,500 for Audit Committee meetings and $1,000 for all other committee meetings attended. Additionally, the chairman of the board will receive an annual retainer for their service as Chairman of the Board.

CERTAIN RELATIONSHIP AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in "Executive Compensation" above, a description of transactions since May 3, 2019, to which we have been a party in which the amount involved exceeded or will exceed $120,000, has been zero occurrences. This includes occurrences in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Policies and Procedures Regarding Related Party Transactions

Under applicable SEC rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party's interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director's independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Bonus Plan for Executive Officers

The Company's Board of Directors has established an annual Bonus Plan for Executive Officers (the ¡°Bonus Plan.¡±) Under the Bonus Plan, a Committee of the Board of Directors sets performance targets for key employees who are or may become executive officers. Such executives are eligible for a bonus only if they meet the performance standards set in advance by the Committee. Aggregate bonuses may not exceed ten percent of income before taxes and bonuses may not exceed $1 million per employee.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of July 1, 2019 regarding the beneficial ownership of our capital stock, and as adjusted to reflect the completion of this offering:

-each stockholder known by us to beneficially own more than 5% of our outstanding common stock;

-each of our directors;

-each of our named executive officers;

-all of our directors and executive officers as a group; and

-each selling stockholder.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Each person identified in the table below has sole voting and investment power over all of the shares shown opposite such person or organization's name.

Name	Hongbin Oliver Chan	Haoquan Addison Lin
Title of class	Common Stock	Common Stock
Number of shares	120,000,000	60,000,000
Percent	60%	30%
Shares to be sold in the offerings	0	0
Voting Percentage After Offering	60%	30%

DESCRIPTION OF SECURITIES

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect immediately prior to the completion of this offering. We expect to adopt an amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled ¡°DESCRIPTION OF SECURITIES,¡± you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and amended and restated investors¡¯ rights agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Immediately following the completion of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, $0.01 par value per share.

Dividend Rights

The holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled ¡°Dividend Policy¡± for additional information.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Stockholders do not have the ability to cumulate votes for the election of directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

In connection with this offering, our legal department will opine that the shares of our Class A common stock to be issued in this offering will be fully paid and non-assessable.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation will provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder¡¯s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer¡¯s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation¡¯s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

Amendments to our amended and restated certificate of incorporation will require the approval of two-thirds of the outstanding voting power of our common stock. Our amended and restated bylaws will provide that approval of stockholders holding two-thirds of our outstanding voting power voting as a single class is required for stockholders to amend or adopt any provision of our bylaws.

Securities Form

As a company in the field of cryptocurrency, we introduce blockchain technology into our corporate securities format and issue tokens as billing methods and securities representatives.

Based on safety and applicability considerations, we used the Ethereum Foundation's Standard Token ERC-20 as a form of securities issuance. The Ethereum Foundation's Standard Token ERC-20 has undergone extensive trading tests and tests, which are fairly stable and compatible, and further eliminate the creation of fake stocks. All transaction records will also be made public at https://etherscan.io/.

Our securities contract address is: 0x479a315bdafda5e7e66c7aeef228477a0535a2ef

SELLING RESTRICTIONS

Other than in the United States, no action has been taken by the company that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such an offer or a solicitation is unlawful.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S.

The following is a summary of the material U.S. federal income tax consequences to certain non-U.S. holders (as defined below) of the ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below.

This summary does not address the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder¡¯s particular circumstances or non-U.S. holders that may be subject to special tax rules, including, without limitation:

?       banks, insurance companies or other financial institutions (except to the extent specifically set forth below), regulated investment companies or real estate investment trusts;

?       persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

?       tax-exempt organizations or governmental organizations;

?       pension plans or tax-exempt retirement plans;

?       controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

?       brokers or dealers in securities or currencies;

?       traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

?       persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

?       U.S. expatriates and certain former citizens or long-term residents of the United States;

?       partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

?       persons who hold our common stock as a position in a hedging transaction, ¡°straddle,¡± ¡°conversion transaction¡± or other risk reduction transaction or integrated investment;

?       persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

?       persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an ¡°applicable financial statement¡± (as defined in Section 451(b) of the Code);

?       persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code; or

?       persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8, including any required attachments and your taxpayer identification number, certifying qualification for the reduced rate; additionally you will be required to update such forms and certifications from time to time as required by law. Such effectively connected dividends, although not subject to withholding tax, are includable on your U.S. income tax return and taxed to you at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Except as otherwise described below in the sections titled ¡°¡ªBackup Withholding and Information Reporting¡± and ¡°¡ªFATCA,¡± you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

?the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

?you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and other conditions are met; or

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent¡¯s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 1-A under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www.bf-fi.pro. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheet as at June 30, 2019
Statement of Operations for the Semi-Year Ended June 30, 2019
Statements of Cash Flows for the Semi-Years Ended June 30, 2019
Balance Sheet as at June 30, 2019

BFFI GROUP INC

Balance Sheet

June 30, 2019 and May 3, 2019 (Date of Inception)

(Expressed in US Dollars)
	June 30, 2019	May 3, 2019
ASSETS
Current Assets	110.96	-
Cash (Bank Indebtedness)
-
-
Prepaid Expense
-
-
Accounts Receivable (Net)
110.96	-
Total Current Assets	110.96	-
Non-Current Assets	-	-
Computer Equipment	-	-
Software	253	-
Goodwill	-	-
Technology Platform	-	-
Investment in Associate	-	-
Total Non-Current Assets	253	-
Total Assets	363.96	-
Liabilities and Stockholders¡¯ Deficit
Current Liabilities	-	-
Accounts payable and accrued liabilities	-	-
Management Fees Payable	-	-
Total Current Liabilities	-	-
Long Term Liabilities	-	-
Due to Stockholders	-	-
Due to Related Parties	-	-
Convertible Promissory Note	-	-
Convertible Debentures	-	-
Total Long Term Liabilities	-	-
Total Liabilities	-	-
Stockholders¡¯ Equity	-	-
Common Stock: 200,000,000 shares authorized, $0.01 par value	-	-
Additional Pay-in Capital	-	-
Discount on Issuance of Common Stock	-	-
Accumulated Deficit	-	-
Total Stockholders¡¯ Equity	363.96	-
Total Liabilities and Stockholders¡¯ Deficit	363.96	-

Statement of Operations for the Semi-Year Ended June 30, 2019

BFFI GROUP INC

Statement of Operations

Semi-Year Ended June 30, 2019

(Expressed in US Dollars)

	June 30, 2019	May 3, 2019
Revenue		-
Consulting & Monitoring	-	-
Licensing Fees	-	-
Total Revenue	-	-
Operating Expense	-	-
Advertising and Marketing	-	-
Amortization and Depreciation	-	-
Automobile	-	-
Consulting Fees	-	-
Interest & Bank Charges	-	-
Internet and Web-hosting	-	-
Investor Relations	-	-
License & Dues	-	-
Management Fees	-	-
Meals & Entertainment	-	-
News Dissemination	-	-
Office and Supplies	-	-
Postage and Courier	-	-
Professional Fees	-	-
Rent and Utilities	-	-
Telephone and Cellular	-	-
Transfer Agent	-	-
Travel	-	-
Total Operating Expense	-	-
Net Operating Income (Loss)	-	-
Other Expenses (Gains)	-	-
Loss on Write down of Accounts Receivable	-	-
Loss on Write down of Capital Assets	-	-
Loss on Write down of Investment in Associate	-	-
Loss (Gain) on Write down of Liabilities	-	-
Total Other Expense	-	-
Net Income (Loss) Before Taxes	-	-
Income Tax Expense	-	-
Net Income (Loss) After Tax	-	-
Net Income (Loss) Per Common Share	-	-
Weighted Average Shares Common Shares Outstanding	-	-

Statements of Cash Flows for the Semi-Years Ended June 30, 2019

BFFI GROUP INC

Statements of Cash Flows

Semi-Years Ended June 30, 2019

(Expressed in US Dollars)

	June 30, 2019	May 3, 2019
Operating Activities
Net (Loss) from Continuing Operations	-	-
Changes in Operating Assets and Liabilities:	-	-
Accounts Receivable	-	-
Prepaid Expense	-	-
Software	-	-
Goodwill	-	-
Accounts Payable and Accrued Liabilities	-	-
Management Fees Payable	-	-
Changes in Non-cash Working Capital Items	-	-
Amortization and Depreciation	-	-
Net Cash Used in Operating Activities	-	-
Investing Activities	-	-
Purchase of Computer Equipment	-	-
Purchase of Technology Platform	-	-
Investment in Associate	-	-
Net Cash Used in Investing Activities	-	-
Financing Activities	-	-
Due to Stockholders	-	-
Due to Related Parties	-	-
Convertible Debentures	-	-
Net Proceeds from Issuance of Common Stock	-	-
Net Cash Generated in Financial Activities	-	-
Increase (Decrease) in Cash	-	-
Cash ¨C Beginning of Period	-	-
Cash ¨C End of Period	-	-

PART III¡ªEXHIBITS

Index to Exhibits

Number	Exhibit Description
EX1A-2A.1	Bffi group certificate
EX1A-2B.1	Corporate Bylaws
EX1A-2B.2	Corporate resolution of bffi
EX1A-3	Specimen Stock Certificate
EX1A-15.1	appointment book
EX1A-15.2	Bffilogo
EX1A-15.3	BffiMSB

Signature

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewes, Delaware on July 7, 2019.

(Exact name of issuer as specified in its charter): BFFI GROUP INC

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By (Signature and Title): HONGBIN OLIVER CHAN

President, Chief Executive Officer, Director

Date: July 7, 2019

HAOQUAN ADDISON LIN

Vice President, Chief Financial Officer, Directors & Secretary

Date: July 7, 2019

Signature of Directors:

By (Signature and Title): HONGBIN OLIVER CHAN

Director

Date: July 7, 2019

HAOQUAN ADDISON LIN

Director

Date: July 7, 2019